Exhibit 10.17
ASSET PURCHASE AGREEMENT
In consideration and receipt of $2,832,323 ACF Industries, LLC shall sell and deliver to American Railcar Industries, Inc. certain machinery, equipment and leasehold improvements. These assets are identified as the machinery, equipment and leasehold improvements leased by Corbitt Manufacturing of American Railcar Industries, Inc. from ACF Industries, LLC.
The purchase price shall consist of $2,132,470 for leasehold improvements to the St. Charles Properties leased manufacturing facility and $699,853 for machinery and equipment. The purchased items are identified on attached Schedule A.
IN WITNESS WHEREOF, Buyer and Seller have executed this Asset Purchase Agreement as of March 31, 2005.
ACF INDUSTRIES, LLC
/s/ ACF INDUSTRIES, LLC

AMERICAN RAILCAR INDUSTRIES, INC.
/s/ AMERICAN RAILCAR INDUSTRIES, INC.